Exhibit 10.19

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of April 1, 2004, between Donald B. Murray (“Executive”) and Resources Connection, Inc. (the “Company”).

RECITALS

WHEREAS, the Company, as successor-in-interest to RC Transaction Corp., and Executive are parties to that certain Employment Agreement dated April 1, 1999 (the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive mutually desire to replace the Prior Employment Agreement and to continue Executive’s employment with the Company in the capacities described below, on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1. REPLACEMENT OF PRIOR EMPLOYMENT AGREEMENT

Executive and the Company agree that, effective April 1, 2004, this Agreement replaces and supersedes the Prior Employment Agreement and that the Prior Employment Agreement shall be of no further force or effect.

2. DUTIES

(a) The Company does hereby hire, engage, and employ Executive as the Chairman and Chief Executive Officer of the Company, and Executive does hereby accept and agree to such hiring, engagement, and employment. During the Period of Employment (as defined in Section 3), Executive shall serve the Company in such positions fully, diligently, competently, and in conformity with the provisions of this Agreement, directives of the Board of Directors of the Company (the “Board”), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment, and Executive shall have duties and authority consistent with Executive’s position as Chairman and Chief Executive Officer. If requested by the Company, Executive shall also serve as a member of Board committees without additional compensation.

(b) Throughout the Period of Employment, Executive shall devote his full time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, (ii) act as a director of any corporations or organizations outside the Company, not to exceed five (5) in number, and receive compensation therefor, and (iii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not interfere with the performance of Executive’s duties hereunder or conflict with the provisions of Sections 13 and 14, and further provided that Executive shall not serve as a director of any other publicly traded entity without informing the Compensation Committee of the Board prior to the commencement of such service.

(c) Executive shall exercise due diligence and care in the performance of his duties for and the fulfillment of his obligations to the Company under this Agreement.

(d) During the Period of Employment, the Company shall furnish Executive with office, secretarial and other facilities and services as are reasonably necessary or appropriate for the performance of Executive’s duties hereunder and consistent with his position as the President and Chief Executive Officer of the Company.

(e) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.

3. PERIOD OF EMPLOYMENT

The “Period of Employment” shall, unless sooner terminated as provided herein, be five (5) years commencing on April 1, 2004 (the “Effective Date”) and ending with the close of business on March 31, 2009. Notwithstanding the preceding sentence, commencing with April 1, 2008 and on each April 1 thereafter (each an “Extension Date”), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto sixty (60) days’ prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the “Non-Extension Notice”). The term “Period of Employment” shall include any extension that becomes applicable pursuant to the preceding sentence.

4. COMPENSATION

(a) BASE SALARY.  During the Period of Employment, the Company shall pay Executive, and Executive agrees to accept from the Company, in payment for his services, a base salary of five-hundred fifty thousand dollars ($550,000) per year (“Base Salary”), payable in equal semi-monthly installments or at such other time or times as Executive and the Company shall agree. The Board shall consider not less frequently than annually upward adjustment to Executive’s Base Salary. The determination of whether Executive’s Base Salary will be upwardly adjusted is within the sole and absolute discretion of the Board. The Board at any time or times may, but shall have no obligation to, supplement Executive’s salary by such bonuses and/or other special payments and benefits as the Company in its sole and absolute discretion may determine.

(b) ANNUAL INCENTIVE COMPENSATION.  During the Period of Employment, Executive shall be entitled to participate in any annual incentive or bonus plan or plans maintained by the Company for global senior management executives of the Company generally, in accordance with the terms, conditions, and provisions of each such plan as the same may be changed, amended, or terminated, from time to time in the discretion of the Board.

(c) EQUITY COMPENSATION.  During the Period of Employment, Executive shall be eligible to receive grants of stock options, restricted stock, stock appreciation rights, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board.

(d) CONTRACT REIMBURSEMENT.  The Company shall reimburse Executive or directly pay for all reasonable consulting and legal fees and costs attributed to the development, reviews and modifications of this Agreement and associated consulting and legal services in accordance with the provisions of Section 4(d). Such fees and costs shall not exceed five thousand dollars ($5,000). This subsection (d) shall not be deemed to limit any of Executive’s rights under Section 25 (“Attorneys’ Fees”).

5. BENEFITS

(a) HEALTH AND WELFARE.  During the Period of Employment, Executive shall be entitled to participate in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to all other global senior management executives of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(b) FRINGE BENEFITS.  During the Period of Employment, Executive shall be entitled to participate in all fringe benefit plans and programs generally available to all other global senior management executives of the Company as in effect from time to time, subject to any restrictions specified in such plans and programs.

(c) VACATION AND OTHER LEAVE.  Executive shall be entitled to such amounts of paid vacation and other leave, as from time to time may be allowed to the Company’s global senior management executives generally or as approved by the Board specifically, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies applicable to such personnel.

(d) BUSINESS EXPENSES.  During the Period of Employment, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s business expense reimbursement policies as in effect from time to time.

(e) AUTOMOBILE.  To the extent provided to other senior officers or executives of the Company, during the Period of Employment, Executive shall be entitled to receive an automobile allowance or a leased automobile and reimbursement for expenses associated with the operation and maintenance of such automobile. The Company will reimburse Executive upon presentation of vouchers and documentation for any such operational and maintenance expenses which are consistent with the usual accounting procedures of the Company.

6. DEATH OR DISABILITY

(a) DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY.  For purposes of this Agreement, the terms “Permanently Disabled” and “Permanent Disability” shall mean Executive’s inability, because of physical or mental illness or injury, to perform substantially all of his customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of ninety (90) continuous days, or for not less than one hundred eighty (180) days during any continuous twenty-four (24) month period. Whether Executive is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined). The determination of the individual Qualified Physician shall be binding and conclusive for all purposes. As used herein, the term “Qualified Physician” shall mean any medical doctor who is licensed to practice medicine in the State of Executive’s residence. Executive and the Company may in any instance, and in lieu of a determination by a Qualified Physician, agree between themselves that Executive is Permanently Disabled. The terms “Permanent Disability” and “Permanently Disabled” as used herein may have meanings different from those used in any disability insurance policy or program maintained by Executive or the Company.

(b) VESTING ON DEATH OR DISABILITY.  Upon any termination of the Period of Employment and Executive’s employment hereunder by reason of Executive’s death or Permanent Disability, as defined in Section 6(a) (“Death or Disability – Definition of Permanently Disabled and Permanent Disability”), any remaining unvested stock options or restricted stock shall thereupon automatically be deemed vested, notwithstanding any other provision of this Agreement.

(c) TERMINATION DUE TO DEATH OR DISABILITY.  If Executive dies or becomes Permanently Disabled during the Period of Employment, the Period of Employment and Executive’s employment shall automatically cease and terminate as of the date of Executive’s death or the date of Permanent Disability (which date shall be determined by the Qualified Physician or by agreement, under Section 6(a) above, and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to Executive’s death or Permanent Disability, Executive or his estate shall be entitled to receive:

(i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment, equal to the sum of (x) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive’s termination of employment hereunder (the “Earned/Unpaid Annual Bonus”); and

(ii) a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs, based upon the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such annual incentive would otherwise have been payable had Executive’s employment not terminated; and

(iii) such Executive benefits described in Sections 4(a), 4(b) and 4(c) (“Executive Benefits”), if any, as to which Executive may be entitled under the Executive benefit plans and arrangements of the Company.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to Executive’s death or Permanent Disability, except as set forth in Sections 6(b) and 6(c), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Sections 4(b), 4(c) and 5, Executive shall have no further rights to any compensation or other benefits under this Agreement.

In the event Executive’s employment is terminated on account of Executive’s Permanent Disability, he shall, so long as his Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all senior management personnel of the Company.

7.  TERMINATION BY THE COMPANY

(a) TERMINATION FOR CAUSE.  The Company may, by providing written notice to Executive, terminate the Period of Employment and Executive’s employment hereunder for Cause at any time. The term “Cause” for purpose of this Agreement shall mean:

(i)	Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)	Executive is engaging or has engaged in fraud, material dishonesty, or other acts of willful misconduct in connection with the business affairs of the Company; or

(iii)	theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

(iv)	Executive’s continued and substantial failure to perform the duties hereunder (other than as a result of total or partial incapacity due to physical illness), which failure is not cured within thirty (30) days following written notice by the Company to Executive of such failure; provided, however, that (A) it shall not be Cause if Executive is making good faith efforts to perform duties and (B) this provision shall not apply to any qualitative dissatisfaction by the Company with Executive’s performance of his duties hereunder; or

(v)	Executive’s continued breach of the provisions of Sections 13 and/or 14 of this Agreement, which breach is not cured within thirty (30) days following written notice by the Company to Executive of such breach.

If Executive’s employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 27 (“Notices”)) of written notice of such termination to Executive.

In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment equal to the sum of (A) accrued but unpaid Base Salary as of the date of termination of Executive’s employment hereunder and (B) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive’s employment hereunder; and (ii) such Executive Benefits, if any, as to which Executive may be entitled under the Executive benefit plans and arrangements of the Company.

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company for Cause, except as set forth in this Section 7(a), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Sections 4(b), 4(c) and 5, Executive shall have no further rights to any compensation or other benefits under this Agreement.

If the Company attempts to terminate Executive’s employment pursuant to this Section 7(a) and it is ultimately determined that the Company lacked Cause, in addition to any other non-contractual remedies Executive may have, the provisions of Section 7(b) (“Termination by the Company-Termination Without Cause”) shall apply and Executive shall be entitled to receive the payments called for by Section 7(b) (“Termination by the Company-Termination Without Cause”) with interest on any past due payments at the rate of eight percent (8%) per year from the date on which the applicable payment would have been made pursuant to Section 7(b) (“Termination by the Company-Termination Without Cause”) plus Executive’s costs and expenses (including but not limited to reasonable attorneys’ fees) incurred in connection with such dispute.

(b) TERMINATION WITHOUT CAUSE. The Company may, with or without reason, terminate the Period of Employment and Executive’s employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive’s employment hereunder due to a termination by the Company without Cause (other than due to Executive’s death or Permanent Disability), then Executive shall be entitled to receive:

(i) a lump sum cash payment, payable within ten (10) business days after termination of Executive’s employment equal to the sum of (A) any accrued but unpaid Base Salary as of the date of Executive’s termination of employment hereunder, (B) the Earned/Unpaid Annual Bonus, if any, (C) the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 4(b) in respect of the fiscal year in which termination of Executive’s employment occurs and (D) an amount equal to the product of (x) the Executive’s then current Base Salary times (y) the greater of (I) three (3) and (II) the number of years (including fractions thereof) remaining in the Period of Employment as of the date of Executive’s termination of employment (determined without regard to Executive’s termination of employment and without regard to any further extensions pursuant to Section 3).

(ii) such Executive Benefits, if any, as to which Executive may be entitled under the Executive benefit plans and arrangements of the Company;

(iii) any remaining unvested stock options or restricted stock shall thereupon automatically be deemed vested, notwithstanding any other provision of this Agreement; and

(iv) continued participation in the Company’s group health insurance plans at the Company’s expense until the earlier of (A) the expiration of the three (3) years from the effective date of termination or (B) Executive’s eligibility for participation in the group health plan of a subsequent employer or entity for which Executive provides consulting services;

provided, however, that the amount otherwise payable to Executive pursuant to Section 7(b)(i)(D) shall be reduced by the amount of any cash severance or termination benefits paid to Executive under any other severance plan, severance program or severance arrangement of the Company and its affiliates (but not reduced by any other payment to Executive whatsoever, including (without limitation) any payment by the Company or any affiliate of the Company in consideration of stock or any other property).

Notwithstanding any other provision of this Agreement, following such termination of Executive’s employment due to termination by the Company without Cause, except as set forth in this Section 7(b), and except for Executive’s rights (if any) under the plans, arrangements and programs referenced in Sections 4(b), 4(c) and 5, Executive shall have no further rights to any compensation or other benefits under this Agreement.

8. TERMINATION BY EXECUTIVE

(a) TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive’s employment hereunder at any time without Good Reason (as defined below) upon thirty (30) days prior written notice of such termination to the Company. Any such termination by the Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 7(a) shall apply.

(b) TERMINATION WITH GOOD REASON. The Executive may terminate the Period of Employment and resign from employment hereunder for “Good Reason”:

(i)	if the Company requires Executive to relocate his principal office to a location outside of Orange County, California, without Executive’s consent; or

(ii)	if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or

(iii)	if the Company (A) assigns Executive to a position other than Chief Executive Officer reporting directly to the Board, or substantially diminishes Executive’s assignment, duties, responsibilities, or operating authority from those specified in Section 2 (“Duties”) or (B) employs any person other than Executive who (I) reports directly to the Board or (II) is not subordinate to Executive, provided, however, this subsection (iii) shall not apply to a circumstance in which, pursuant to and consistent with any applicable statute, regulation, or listing standard, (1) the Company retains an internal auditor with a direct reporting relationship to the Audit Committee or (2) the Board of Directors elects a non-executive Chairman of the Board; or

(iv)	if the Company materially breaches any provision of this Agreement;

provided, however, that none of the events described in Subsection 8(b)(ii), 8(b)(iii) or 8(b)(iv) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice.

Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 7(b) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 8(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of Section 8(a) (“Termination Without Good Reason”) and, by reference therein, the provisions of Section 7(a) (“Termination For Cause”), shall apply.

9. EXCLUSIVE REMEDY

Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole contract remedy for any termination of his employment and Executive covenants not to assert or pursue any other contractual remedies, at law or in equity, with respect to any termination of employment.

10. EXPIRATION OF PERIOD OF EMPLOYMENT

(a) ELECTION NOT TO EXTEND PERIOD OF EMPLOYMENT.  If either party elects not to extend the Period of Employment pursuant to Section 3, unless Executive’s employment is earlier terminated pursuant to Sections 6, 7 or 8, termination of Executive’s employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the anniversary of the next Extension Date following the delivery of the Non-Extension Notice pursuant to Section 3. If the Company elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by the Company without Cause under Section 7(b). If Executive elects not to extend the Period of Employment, Executive’s termination will be treated for all purposes under this Agreement as a termination by Executive without Good Reason under Section 8(a).

(b) CONTINUED EMPLOYMENT BEYOND EXPIRATION OF PERIOD OF EMPLOYMENT.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond expiration of the Period of Employment shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, however, that the provisions of Sections 13, 14 and 15 shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

11. GROSS-UP

Notwithstanding any other provision of this Agreement, if and to the extent any payment made under this Agreement, either alone or in conjunction with other payments Executive has the right to receive either directly or indirectly from the Company, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, then Executive shall be entitled to receive an excise tax gross-up payment in accordance with Appendix A.

12. MEANS AND EFFECT OF TERMINATION

Any termination of Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.

13. RESTRICTIVE COVENANTS

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(a) During the Period of Employment, Executive will not, directly or indirectly, (i) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. During the Period of Employment and for a period of two years thereafter (the “Restricted Period”), Executive will not, directly or indirectly, interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

(c) During the Restricted Period, Executive will not, directly or indirectly, (i) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates.

(d) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 13 to be reasonable, if a final determination is made by an arbitrator or court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any arbitrator or court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

14. CONFIDENTIALITY.

Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

15. SPECIFIC PERFORMANCE

Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 13 or Section 14 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

16. ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

17. GOVERNING LAW

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

18. ENTIRE AGREEMENT

This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any Stock Option Agreement between Executive and the Company that was executed prior to the date hereof or (ii) that certain Indemnification Agreement between Executive and the Company dated April 22, 2003.

19. POST-TERMINATION COOPERATION

Executive agrees that following the termination of his employment for any reason, he shall reasonably cooperate at mutually convenient times in the Company’s defense against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during the term of Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with such cooperation. Executive shall be compensated for his time at a mutually agreed upon rate for any services other than the provision of information to the Company or its counsel and/or testifying as a witness, which he shall undertake without any compensation.

20. MODIFICATIONS

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

21. WAIVER

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

22. NUMBER AND GENDER

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

23. SECTION HEADINGS

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

24. NON-BINDING MEDIATION

Except as provided otherwise herein, before commencing any legal proceeding in any court of law, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executives employment, including, but not limited to, any state or federal statutory claims, shall first be submitted to non-binding mediation in Orange County, California, before a sole mediator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association, provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while mediation proceedings are pending.

25. ATTORNEYS’ FEES

Executive and the Company agree that in any action arising out of this Agreement, each side shall bear its own attorneys’ fees and costs incurred by it or him in connection with such action.

26. SEVERABILITY

In the event that an arbitrator or court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

27. NOTICES

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(a)	if to the Company:

Attn: Kate W. Duchene, Esq.

With copies to:

David A. Krinsky, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

(b)	if to Executive:

Donald B. Murray
1019 Emerald Bay
Laguna Beach, CA 92651

With a copy to:

Mike Hood, Esq.
Paul Hastings Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, CA 92626

Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

28. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

29. WITHHOLDING TAXES

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY:

By:	/s/ KATE DUCHENE

Name:	Kate Duchene

Title:	EVP Human Resources

EXECUTIVE:

/s/ DONALD B. MURRAY Donald B. Murray

APPENDIX A

(Gross-Up Provisions)

(a) In the event it is determined (pursuant to (b) below) or finally determined (as defined in (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor, direct or indirect subsidiary or affiliate of the Company (or any successor of affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), occurring after the Effective Date, to or for the benefit Executive or Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (each a “Payment” and collectively the “Payments”) is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees)) hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to Executive (or to the applicable taxing authority on Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to the amount such that after payment by Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

(b) Except as provided in subsection (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Executive (“Executive’s Accountant”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Executive’s Accountant, hereinafter, the “Executive’s Determination”). The Executive’s Determination shall be reviewed on behalf of the Company by a certified public accounting firm selected by the Company (the “Company’s Accountant”). The Company shall notify Executive within 10 business days after receipt of the Executive’s Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Company to make payment as provided in subsection (a) above within 10 days from the expiration of such 10 business-day period. In the event of an objection by the Company to the Executive’s Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Executive’s Accountant and the Company’s Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Executive and the Company. In such a case, the third accounting firm’s findings shall be deemed the binding determination with respect to the amount in dispute,

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obligating the Company to make any payment as a result thereof within 10 days following the receipt of such third accounting firm’s determination. All fees and expenses of each of the accounting firms referred to in this Appendix A shall be borne solely by the Company.

(c) (i) Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Executive’s rights under Section 10 and this Appendix A except to the extent of actual damages suffered by the Company as a result of such failure. Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to make the payments to Executive which may ultimately be required under this section before assuming responsibility for the claim), Executive shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Appendix A, and to the extent its actions do not unreasonably interfere with or prejudice Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue

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or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

(ii) If, after receipt by Executive of an amount advanced by the Company pursuant to paragraph (c)(i), Executive receives any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Appendix A) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (c)(i), it is finally determined that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(iii) For purposes of this Appendix A, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (A) the expiration of the 15-day period referred to in paragraph (c)(i) above if the Company has not notified Executive that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Executive and the Taxing Authority (which agreement may be executed only in compliance with this Appendix A),

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(D) the receipt by Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from Executive, affirmatively indicate in writing to Executive that the Company intends to continue to pursue such contest).

(d) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made (“Underpayment”), or that a Gross-Up Payment not properly needed to be made should be made (“Overpayment”). The determination of any Underpayment shall be made using the procedures set forth in paragraph (b) above and shall be paid to Executive as an additional Gross-Up Payment. The Company shall be entitled to use procedures similar to those available to Executive in paragraph (b) to determine the amount of any Overpayment (provided that the Company shall bear all costs of the accountants as provided in paragraph (b)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that the amount to be repaid by Executive to the Company shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made.

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